EXHIBIT A

Dear Employee,

RE: REPLACEMENT OF EMPLOYEE STOCK OPTIONS

As you know, from time to time our company grants options for the purchase of company common stock to its employees as part of the overall package of salary, benefits and incentives offered to them.

When the company makes such an option grant, it sets the option exercise price - i.e. the amount which the employee must pay in order to convert one option to one ordinary share - in accordance with the price of the company's shares on the stock market at that time.

As a result of declines in the company's share price in recent years, many employees now hold options whose exercise price is significantly higher than the current market price of the shares. In other words, many options are currently "out of the money" and it would not be worthwhile to exercise those options at this time.

In light of these circumstances, the management of the company has decided to undertake the replacement of existing options with new options whose exercise price is $1.45.

As part of this initiative, all employees are requested to make an election between two alternatives with regard to each option in their possession:

THE FIRST ALTERNATIVE: Leave the existing option unchanged - do not replace the existing option and relinquish the right to receive a new option in its place. In this case, all the terms and conditions of the existing option will continue to apply, including the original vesting period and exercise price.

THE SECOND ALTERNATIVE: Accept the new option and cancel the existing option. The new option will have an exercise price of $1.45 and vest over a period of four years, in equal annual installments. The vesting period began as of May 17, 2006 - the date the new options were granted pursuant to a decision of the company's board of directors.

As a consequence of electing the Second Alternative it is important to note that the options you will receive will not be vested, but rather vest over the aforementioned four year period.

We know of no adverse tax consequence that will impact any employee in the United States with respect to the cancellation of your present options and grant of new options. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes as a result of the exchange. The grant of options is not recognized as taxable income under federal tax laws.

The options replacement is designed primarily to reduce the exercise price of employee options so as to bring the exercise price in line with the current level of the company share price - in order to increase the likelihood of exercise in the future. Nevertheless, the option replacement involves certain conditions, such as the restart of the vesting period.

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Each employee who holds company stock options is requested to notify us of his or her choice between the two alternatives through the website of Tamir Fishman starting September 10, 2006 and ending SEPTEMBER 17, 2006 (instructions with your user name and password will be sent by separate e-mail by Tamir Fishman).

If you only choose to replace a portion of the options you hold, please clearly mark which options you are replacing.

Any employee who does not make the required notification by September 17, 2006 will be deemed to have elected the First Alternative, i.e. to continue to hold all of his or her existing options WITHOUT cancellation and replacement.

For any further information you may contact Tziona Shriki - Finance department The management of the company wishes you many more years of productive and rewarding employment.

                                                        Sincerely,
                                                        Tower Semiconductor Ltd.

Dated:  September 2006

THIS EXCHANGE OFFER IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.